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Exhibit (b)

        EXECUTION COPY

MERRILL LYNCH CAPITAL CORPORATION
Four World Financial Center
250 Vesey Street
New York, NY 10080

        November 11, 2005

Agilent Technologies, Inc.
A.T. World Trade, Inc.
395 Page Mill Road, MS A3-14
Palo Alto, CA 94306

Attention: David Cooper, Treasurer

  Re:
  Agilent Technologies, Inc. Bridge Loan Commitment Letter

Ladies and Gentlemen:

        We understand that A.T. World Trade, Inc. ("A.T. World Trade") intends to form a Delaware trust (the "Trust") which shall obtain gross proceeds of up to $1.5 billion through the issuance of senior notes in a private placement (the "Trust Debt"), which will result in gross proceeds to Agilent Technologies, Inc. ("Agilent" and together with A.T. World Trade, "you") of up to $1.5 billion (the "Trust Financing").

        In connection with the Trust Financing, we understand that you have engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS" or the "Take-Out Bank") to act as sole placement agent to sell or place the Trust Debt and as a lead bookrunning underwriter or an initial purchaser in connection with any other financing for which MLPFS has been engaged pursuant to an engagement letter of even date herewith (an "Alternative Financing" and together with the Trust Financing, the "Take-Out Financing").

        We further understand that A.T. World Trade intends to form a wholly-owned subsidiary ("Holdco") which will issue preferred stock (the "Holdco Preferred Stock") in an aggregate amount of up to $1.5 billion to A.T. World Trade.

        You have requested that Merrill Lynch Capital Corporation ("Merrill Lynch" or the "Lender") commit to provide to Agilent and A.T. World Trade funds in the aggregate principal amount of up to $1.0 billion (the "Bridge Loan") to be made available to either Agilent or A.T. World Trade, in order that Agilent may receive funds to re-purchase Agilent stock pursuant to a tender offer (the "Agilent Stock Re-Purchase" and together with the Take-Out Financing, the issuance of the Holdco Preferred Stock and the making of the Bridge Loan, the "Transactions"), such Bridge Loan to be refinanced with the proceeds received by you in connection with the Take-Out Financing.

        Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lender agrees with you as follows:

        Section 1.    Bridge Loan.    The Lender hereby commits, subject to the terms and conditions hereof and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Secured Term Sheet") or Exhibit B (the "Unsecured Term Sheet" and together with the Secured Term Sheet, the "Term Sheets"), to provide to either A.T. World Trade or Agilent, as the case may be, the Bridge Loan in a single draw on the date of consummation of the Agilent Stock Re-Purchase (or such prior date as agreed between you and the Lender, in either case, the "Closing Date") in the aggregate principal amount of up to $1.0 billion.

Agilent Commitment Letter

The proceeds of the Bridge Loan shall be used solely to finance the Agilent Stock Re-Purchase, in whole or in part, and to pay any fees and expenses incurred in connection therewith. The principal terms of the Bridge Loan are summarized in the Term Sheets. The Bridge Loan shall be made pursuant to and in accordance with the terms and conditions of the Secured Term Sheet (the "Secured Bridge Loan"), unless Agilent gives notice to the Lender prior to the Closing Date of its intent to borrow the Bridge Loan pursuant to the Unsecured Term Sheet, in which case the Bridge Loan shall be made pursuant to and in accordance with the provisions of the Unsecured Term Sheet. At the Lender's option and with Agilent's consent (not to be unreasonably withheld), the Secured Bridge Loan may be structured as a repurchase transaction in respect of the Holdco Preferred Stock arranged by the Lender or one of its affiliates on substantially the same economic terms as set forth in the Secured Term Sheet.

        You hereby represent and covenant that, to the best of your knowledge, (a) all information other than Projections (as defined below) which has been or is hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the Transactions (the "Information") is, or in the case of Information made available after the date hereof will be, taken as a whole, when furnished, correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and (b) all financial projections (if any) that have been or are hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed reasonable when made (it being understood that actual results may differ from the Projections and such differences may be material). You agree to supplement the Information and the Projections (if any) from time to time until the termination of the Lender's commitment hereunder if you become aware that the representation and warranty made in the preceding sentence would be incorrect in any material respects if such Information and Projections were being furnished, and such representations were being made, at such time. In arranging the Bridge Loan, the Lender will be using and relying on the Information and the Projections (if any) and the representations and covenants contained in this paragraph. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be terminated and of no further force and effect.

        Section 2.    Financing Documentation.    The making of the Bridge Loan will be governed by definitive loan and related agreements and documentation (collectively, the "Bridge Loan Documents") in form and substance consistent with this Commitment Letter and containing terms customary for similar transactions. The Bridge Loan Documents shall be prepared by Shearman & Sterling LLP, special counsel to the Lender.

        Section 3.    Conditions.    The obligation of the Lender under Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of the conditions precedent set forth in Exhibit C to this letter.

        Section 4.    Fee Letter.    You agree to comply with the provisions set forth in the fee letter from the Lender to you dated the date herewith (the "Fee Letter").

        Section 5.    Indemnification and Contribution.    You agree to indemnify the Lender, each entity to which the Lender may assign any portion of its commitment hereunder pursuant to Section 8 hereof and each of their respective affiliates and officers, directors, employees, agents, representatives and control persons, as provided in Annex A hereto, which annex is incorporated by reference herein and constitutes a part hereof.

        Section 6.    Expenses.    In addition to any fees that may be payable to the Lender hereunder, you hereby agree to reimburse the Lender (a) on the earlier of the Take-Out Closing Date (as defined below) and February 28, 2006, for all reasonable and documented fees and disbursements of Shearman & Sterling LLP, the Lender's special counsel, and of any local counsel retained by the Lender; provided, however, that you shall not be obligated to pay such fees and disbursements if the transaction consummated on the Take-Out Closing Date is the Trust Financing, and (b) if the funding of the Bridge Loan occurs, on the Closing Date, for all of the Lender's travel and other reasonable out-of- pocket expenses (other than legal fees) incurred in connection with the Transactions.

        Section 7.    Termination.    The commitment of the Lender hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by the Lender in its sole discretion to be extended to another date, on the earlier of (A) February 13, 2006, and (B) the consummation of the first Take-Out Financing (the "Take-Out Closing Date" and (A) and (B) together, the "Bridge Commitment Termination Date"). Furthermore, if the Bridge Loan is funded, the provisions hereof shall terminate and be superseded by the Bridge Loan Documents. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof (except if the Bridge Loan is funded), this Section 7 or the jurisdiction, waiver of jury trial or confidentiality provisions contained in Section 9, which shall survive any such termination.

        Section 8.    Assignment.    This Commitment Letter and our commitment hereunder shall not be assignable by any party hereto (other than as described below) without the prior written consent of the other parties hereto, and any attempted assignment shall be void and of no effect; provided, however, that we reserve the right, prior to the Closing Date, to assign a portion of our commitment hereunder in consultation with you to one or more financial institutions ("Assignees") pursuant to arrangements reasonably satisfactory to us; and provided, further, that nothing contained in this Section 8 shall prohibit us (in our sole discretion) from performing any of our duties hereunder through any of our affiliates, and you will owe any related duties to any such affiliate.

        Section 9.    Miscellaneous.    THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter (including the annex and exhibit incorporated herein) embodies the entire agreement and understanding between you and the Lender and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

        The Lender reserves the right to employ the services of its affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to its affiliates or any Assignees certain fees payable to the Lender in such manner as the Lender and its affiliates may agree in its sole discretion. You acknowledge that the Lender may share with any of its affiliates and Assignees and such affiliates and Assignees may share with the Lender (in each case, subject to any confidentiality agreements applicable thereto), any information related to you or your affiliates, the business (including information relating to creditworthiness) or the Transactions.

        You also acknowledge and agree that (i) the Lender and its affiliates, on the one hand, and you and your affiliates, on the other hand, have an arm's-length business relationship that does not directly or indirectly give rise to, nor do you or any of your affiliates rely on, any fiduciary duty on the part of the Lender or any of its affiliates, (iii) neither the Lender nor any of its affiliates will assume an advisory or fiduciary responsibility in favor of you or any of your affiliates, except the obligations expressly set forth herein, (iv) the Lender and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of you, and (v) you have consulted and will consult your own legal, accounting, regulatory and tax advisors in connection with the Transactions to the extent you deem appropriate.

        This letter and the Term Sheets (collectively, the "Commitment Letter") and the Fee Letter are furnished for your benefit, and may not be relied upon by any other person or entity. You agree that this Commitment Letter and the Fee Letter are for your confidential use only and that neither their existence nor the terms hereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys, agents and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby or otherwise on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Lender, (ii) you may file a copy of this Commitment Letter in any public record in which it is required by law or any rule or regulation thereunder to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof or thereof as, and to the extent, you are required by law or any rule or regulation thereunder, in the opinion of your counsel, to make. Except as otherwise required by law or unless the Lender has otherwise consented, you are not authorized prior to your acceptance of this letter as provided below to show or circulate this letter to any other person or entity (other than your officers, directors, employees, accountants, attorneys, agents and other legal or financial advisors in connection with your evaluation hereof).

        If you are in agreement with the foregoing, please sign and return to the Lender at addresses set forth above the enclosed copy of this letter and the Fee Letter no later than 5:00 p.m., New York time, on November 13, 2005, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

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Very truly yours,
MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ ANTHONY J. LAFAIRE Name: Anthony J. Lafaire Title: Director

Accepted and agreed to as of the date first written above:
AGILENT TECHNOLOGIES, INC.
By:	/s/ DAVID B. COOPER Name: David B. Cooper Title: Senior Vice President and Treasurer
A.T. WORLD TRADE, INC.
By:	/s/ D. CRAIG NORDLUND Name: D. Craig Nordlund Title: Secretary and Treasurer

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  Exhibit (b)